Exhibit 10.1

QUOTIENT LIMITED

FORM OF CHANGE OF CONTROL AGREEMENT

THIS CHANGE OF CONTROL AGREEMENT (this “Agreement”), is made on this 7th day of August, 2017, by and between QUOTIENT LIMITED, a public no par value limited liability company incorporated in Jersey, Channel Islands, with registered number 109886 (the “Company”) and                 (the “Employee”).

WHEREAS, the Employee serves as an employee of the Company or an Affiliate of the Company; and

WHEREAS, the Company and the Employee desire to enter into this Agreement to establish certain protections for the Employee in the event of Employee’s termination of employment under the circumstances described herein; and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained herein, and intending to be bound hereby, the parties agree as follows:

Section 1. Definitions. As used herein:

1.1 “Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person, provided that, in any event, any business in which the Company has any direct ownership interest shall be treated as an Affiliate of the Company.

1.2 “Base Salary” means, as of any given date, the annual base rate of salary payable to the Employee by the Company; provided, however, that in the case of a resignation by the Employee for the Good Reason described in Section 1.9.1, “Base Salary” will mean the annual base rate of salary payable to the Employee by the Company as in effect immediately prior to the reduction giving rise to the Good Reason.

1.3 “Board” means the Board of Directors of the Company.

1.4 “Cause” means (i) gross negligence or willful misconduct by the Employee in the performance of his duties; (b) conviction of or a plea of nolo contendere by the Employee of a felony or act of moral turpitude (or similar local law concepts); or (c) the Employee’s fraud, embezzlement or misappropriation relating to material amounts of the Company’s assets. The acts or omissions of the Employee shall not be considered to be willful unless he has no reasonable belief that he is acting in the best interests of the Company.

1.5 “Change of Control” means:

1.5.1 The acquisition, directly or indirectly, in one transaction or a series of related transactions, by any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) of the beneficial ownership of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of all outstanding securities of the Company; provided, however, that a Change in Control shall not result upon such acquisition of beneficial ownership if such acquisition occurs as a result of a public offering of the Company’s securities or any financing transaction or series of financing transactions;

1.5.2 A merger or consolidation in which the Company is not the surviving entity, except for a transaction in which the holders of the outstanding voting securities of the Company immediately prior to such merger or consolidation hold as a result of holding Company securities prior to such transaction, in the aggregate and in the same proportions, securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the surviving entity (or the parent of the surviving entity) immediately after such merger or consolidation;

1.5.3 A reverse merger in which the Company is the surviving entity but in which the holders of the outstanding voting securities of the Company immediately prior to such merger hold, in the aggregate securities possessing less than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the Company or of the acquiring entity immediately after such merger; or

1.5.4 The sale, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company, except for a transaction in which the holders of the outstanding voting securities of the Company immediately prior to such transaction(s) receive as a distribution with respect to securities of the Company, in the aggregate, securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the acquiring entity immediately after such transaction(s).

1.6 “Code” means Internal Revenue Code of 1986, as amended.

1.7 “Control” (including, with correlative meanings, the terms “Controlled by” and “under common Control with”), as used with respect to any Person, means the direct or indirect possession of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

1.8 “Disability” means a condition entitling the Employee to benefits under the Company’s long term disability plan, policy or arrangement; provided, however, that if no such plan, policy or arrangement is then maintained by the Company and applicable to the Employee, “Disability” will mean the Employee’s inability, by reason of any physical or mental impairment, to substantially perform Employee’s regular duties to the Company, as determined by the Board in its sole discretion (after affording the Employee the opportunity to present Employee’s case), which inability is reasonably contemplated to continue for at least one year from its commencement and at least 90 days from the date of such determination.

1.9 “Good Reason” means the occurrence of any of the following events, without the Employee’s written consent, unless such events are fully corrected in all material respects by the Company within thirty (30) days following written notification by the Employee to the Company of the occurrence of one of the reasons set forth below:

1.9.1 A reduction in the Employee’s rate of the Base Salary;

1.9.2 A material diminution in the Employee’s titles, authority or duties; or

1.9.3 The Company’s relocation of the Employee’s principal place of employment to a location more than fifty (50) miles from the Employees current principal place of employment.

In order to terminate for Good Reason, the Employee must provide the Company with written notice describing the event(s) alleged to constitute Good Reason within sixty (60) days after first becoming aware of the occurrence of such event(s), and the Company will have thirty (30) days to cure such event(s) following receipt of such written notice. If such event(s) are not so cured, the Employee must actually terminate his employment within thirty (30) days following the expiration of the Company’s cure period. Otherwise, any claim of such circumstances as “Good Reason” will be deemed irrevocably waived by the Employee.

1.10 “Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, association, governmental entity, unincorporated entity or other entity.

1.11 “Release” means a release substantially identical to the one attached hereto as Exhibit A.

Section 2. Certain Terminations

2.1 Severance Events Following a Change of Control. If the Employee’s employment with the Company ceases within the twenty four (24) month period following the date of a Change of Control as a result of a termination by the Company without Cause or a resignation by the Employee for Good Reason, then the Employee will be entitled to a lump sum payment of the following:

2.1.1 (i) any Base Salary earned through the effective date of termination that remains unpaid, with any such amounts paid on the first regularly scheduled payroll date following the effective date of termination; (ii) any bonus payable with respect to any fiscal year which ended prior to the effective date of the Employee’s termination of employment, which remains unpaid, with such amount paid in the first regularly scheduled payroll date following the effective date of termination or, if later, at the same time the bonus would have otherwise been payable to the Employee; and (iii) any expense reimbursement due to the Employee on or prior to the date of such termination which remains unpaid to the Employee, with any such reimbursement being made promptly following the effective date of termination (collectively, the “Accrued Obligations”); and

2.1.2 a cash payment equal to 150% of the sum of the Employee’s Base Salary plus target annual bonus in effect on the date of termination (without taking into effect any reduction described in Section 1.9.1 above).

Except as otherwise provided in this Section 2, the Company will have no further liability or obligation by reason of such cessation of employment. The payment described in this Section 2 is in lieu of (and not in addition to) any other severance plan, fund, agreement or other similar arrangement maintained by the Company, including, pursuant to any employment or services agreement between the Company or an Affiliate thereof and the Employee. Notwithstanding any provision of this Agreement, the payment described in Section 2.1.2 is conditioned on the Employee’s execution and delivery to the Company of the Release and the expiration of its revocation period, if any, no later than the 30th day following the date of termination of employment. Subject to Section 2.3, below, the payment described in Section 2.1.2 will be made no later than five (5) business days after the Release becomes irrevocable, provided that if the 30 day period described above begins in one taxable year and ends in a second taxable year such payment shall not be made until the second taxable year. Notwithstanding the notice provisions of any employment or services agreement between the Company or an Affiliate thereof and the Employee, on and after a Change in Control, the Company may terminate the Employee without Cause or the Employee may resign for Good Reason in accordance with the provisions of Section 1.9 above upon providing 14 days prior written notice of termination.

2.2 Other Terminations. If the Employee’s employment with the Company ceases for any reason other than as described in Section 2.1 (including but not limited to (a) termination by the Company for Cause, (b) resignation by the Employee without Good Reason, (c) termination as a result of the Employee’s Disability, or (d) the Employee’s death), then the Company’s obligation to the Employee will be limited solely to the payment of The Accrued Obligations. All compensation and benefits will cease at the time of such cessation of employment and, except as otherwise provided by applicable law, the Company will have no further liability or obligation by reason of such termination.

2.3 Compliance with Section 409A. Notwithstanding anything to the contrary in this Agreement, the payment to be made under Section 2.1.2 hereof will not be made unless and until the Employee has a “separation from service” from the Company within the meaning of Section 409A of the Code.

In addition, to the extent compliance with the requirements of Treas. Reg. § l.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Code to the payment due to the Employee following his “separation from service,” then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), such payment will be deferred without interest and paid to the Employee in a lump sum on the first day following the six month anniversary of the Employee’s “separation from service.”

Section 3. Parachute Payments.

3.1 The payment provided under Section 2 shall be made without regard to whether such payment, either alone or in conjunction with any other payments or benefits made available to the Employee by the Company and its Affiliates, will result in the Employee being subject to an excise tax under Section 4999 of the Code (the “Excise Tax”) or whether the deductibility of such payment would be limited or precluded by Section 280G of the Code; provided, however, that if the Total After-Tax Payments (as defined below) would be increased by limitation or elimination of the payment provided under Section 2, then the amount payable under Section 2 will be reduced to the minimum extent necessary to maximize the Total After-Tax Payments. For purposes of this Section 3, “Total After-Tax Payments” means the total of all “parachute payments” (as that term is defined in Section 280G(b)(2) of the Code) made to or for the benefit of the Employee (whether made under this Agreement or otherwise), after reduction for all applicable taxes (including, without limitation, the Excise Tax).

3.2 All determinations to be made under this Section 3 shall be made by the Company in good faith.

Section 4. Miscellaneous.

4.1 Section 409A.

4.1.1 This Agreement shall be interpreted to avoid any penalty sanctions under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). If the payment cannot be provided or made at the time specified herein without incurring sanctions under Section 409A, then such payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. In no event may the Employee, directly or indirectly, designate the calendar year of payment.

4.1.2 Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense, reimbursement or in-kind benefit provided to the Employee does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code, and its implementing regulations and guidance, (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to the Employee during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Employee in any other calendar year, (ii) the reimbursements for expenses for which the Employee is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

4.2 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and Employee and their respective successors, executors, administrators, heirs and/or permitted assigns; provided, however, that neither Employee nor the Company may make any assignments of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party, except that, without such consent, the Company may assign this Agreement to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise.

4.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the application of the principles of conflicts of laws.

4.4 Waivers; Separability. The waiver by either party hereto of any right hereunder or any failure to perform or breach by the other party hereto shall not be deemed a waiver of any other right hereunder or any other failure or breach by the other party hereto, whether of the same or a similar nature or otherwise. No waiver shall be deemed to have occurred unless set forth in a writing executed by or on behalf of the waiving party. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived. Whenever possible, each provision of this

Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

4.5 Notices. All notices and communications that are required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or upon mailing by registered or certified mail, postage prepaid, return receipt requested, as follows:

If to the Company, to:

Quotient Limited

PO Box 1075, Elizabeth House

9 Castle Street

St Helier

Jersey JE4 2QP

Channel Islands

Attn: D.J. Paul Cowan

E-mail: paul.cowan@quotientbd.com

If to Employee, to the address on file with the Company,

or to such other address as may be specified in a notice given by one party to the other party hereunder.

4.6 Entire Agreement; Amendments. This Agreement contains the entire agreement and understanding of the parties relating to the provision of severance benefits upon termination in connection with a Change of Control, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to that subject.

4.7 Withholding. The Company will withhold from any payments due to Employee hereunder, all taxes or other amounts required to be withheld pursuant to any applicable law.

4.8 Headings Descriptive. The headings of sections and paragraphs of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

4.9 Counterparts and Facsimiles. This Agreement may be executed, including execution by electronic or facsimile signature, in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

4.10. Term of Agreement. This Agreement shall expire, and the Employee will have no rights hereunder, on August 7, 2020 or on each anniversary thereof if and only if the Board provides written notice to the Employee of such expiration at least 90 days prior to August 7, 2020 or the applicable anniversary thereof; provided, however, that, notwithstanding the foregoing, the Board shall not be authorized to cause this Agreement to expire, and this Agreement shall not expire, on or after the date of a Change in Control.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first above written.

QUOTIENT LIMITED

By:
Name: Title:

By:
Name:

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

This Release and Waiver of Claims (“Release”) is entered into as of this         day of                     , 20    , between QUOTIENT LIMITED and any successor thereto (collectively, the “Company”) and                     (the “Executive”).

The Executive and the Company agree as follows:

1. The employment relationship between the Executive and the Company, or an Affiliate of the Company, was terminated on                 (the “Termination Date”).

2. In accordance with the change of control agreement, dated                     , between the Executive and the Company, as it may be amended from time to time (the “Change of Control Agreement”), the Executive is entitled to receive certain payments and benefits after the Termination Date.

3. In consideration of the above, the sufficiency of which the Executive hereby acknowledges, the Executive, on behalf of the Executive and the Executive’s heirs, executors and assigns, hereby releases and forever discharges the Company and its shareholders, parents, affiliates, subsidiaries, divisions, any and all of its or their current and former directors, officers, employees, agents, and contractors and their heirs and assigns, and any and all employee pension benefit or welfare benefit plans of the Company, including current and former trustees and administrators of such employee pension benefit and welfare benefit plans (the “Released Parties”), from all claims, charges, or demands, in law or in equity, whether known or unknown, which may have existed or which may now exist from the beginning of time to the date of this Release, including, without limitation, any claims the Executive may have arising from or relating to the Executive’s employment or termination from employment with the Company, including a release of any rights or claims the Executive may have under Title VII of the Civil Rights Act of 1964, as amended, and the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990, as amended, and the Rehabilitation Act of 1973; the Family and Medical Leave Act of 1993; Section 1981 of the Civil Rights Act of 1866; Section 1985(3) of the Civil Rights Act of 1871; the Employee Retirement Income Security Act of 1974, as amended; the Fair Labor Standards Act, as amended, 29 U.S.C. Section 201 et. seq.; any other federal, state or local laws against discrimination; or any other federal, state, or local statute, or common law relating to employment, wages, hours, or any other terms and conditions of employment. This includes a release by the Executive of any and all claims or rights arising under contract, covenant, public policy, tort or otherwise.

4. The Executive acknowledges that the Executive is waiving and releasing any rights that the Executive may have under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”) and that this Release is knowing and voluntary. The Executive and the Company agree that this Release does not apply to any rights or claims that may arise after the effective date of this Release. The Executive acknowledges that the consideration given for this Release is in addition to anything of value to which the Executive is already entitled. The Executive further acknowledges that the Executive has been advised by this writing that: (i) the Executive should consult with an attorney prior to executing this Release; (ii) the Executive has at least twenty-one (21) days within which to consider this Release, although the Executive may, at the Executive’s discretion, sign and return this Release at an earlier time in which case the Executive waives all rights to the balance of the 21 day review period; (iii) for a period of 7 days following the execution of this Release in duplicate originals, the Executive may revoke this Release in a writing delivered by hand or by mail to an individual designated by the Company to receive such writing (signature of receipt required), and this Release shall not become effective or enforceable until the revocation period has expired; and (iv) nothing in this Release prevents or precludes the Executive from challenging or seeking a determination in good faith of the validity of this Release under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. If the Executive has not returned the signed Release within the time permitted, then the offer of payment set forth in the Change of Control Agreement will expire by its own terms at such time.

5. This Release does not release the Released Parties from (i) any obligations due to the Executive under the Change of Control Agreement, or under this Release, (ii) any vested rights the Executive has under the Company’s employee benefit plans in which the Executive participated, (iii) any rights or claims that arise from actions or omissions after the date of execution by the Executive of this Release, (iv) any rights that cannot be waived as a matter of applicable law, or (v) any rights to indemnification the Executive may have under any indemnity agreement, applicable law, the by-laws, certificate of incorporation, or other constituent document of the Company or any of its affiliates or as an insured under any director’s and officer’s liability insurance policy now or previously in force.

6. This Release is not an admission by the Released Parties of any wrongdoing, liability or violation of law.

7. The Executive waives any right to reinstatement or future employment with the Company following the Executive’s separation from the Company.

8. This Release shall be governed by and construed in accordance with the laws of the State of [Delaware] [see question above regarding jurisdiction], without regard to conflicts or laws principles thereof.

9. This Release and the Change of Control Agreement represent the complete agreement between the Executive and the Company concerning the subject matter in this Release and supersedes all prior agreements or understandings, written or oral. This Release may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

10. Each of the sections contained in this Release shall be enforceable independently of every other section in this Release, and the invalidity or unenforceability of any section shall not invalidate or render unenforceable any other section contained in this Release.

11. The Executive acknowledges that the Executive has carefully read and understands this Release, that the Executive has the right to consult an attorney with respect to its provisions and that this Release has been entered into voluntarily. The Executive acknowledges that no representation, statement, promise, inducement, threat or suggestion has been made by any of the Released Parties to influence the Executive to sign this Release except such statements as are expressly set forth herein or in the Change of Control Agreement.

[The remainder of this page intentionally left blank.]

The parties to this Release have executed this Release as of the day and year first written above.

QUOTIENT LIMITED

By:
Name:
Title:

[Executive]